Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
sherrylauderback@trimascorp.com
(248) 631-5506

TRIMAS CORPORATION APPOINTS NEW INDEPENDENT BOARD MEMBER –

BRIAN P. CAMPBELL

BLOOMFIELD HILLS, Mich. – November 5, 2007 - TriMas Corporation (NYSE:TRS) – a diversified growth company of high-end, specialty niche businesses – today announced that Brian P. Campbell has been appointed to the Company’s Board of Directors effective  November 1, 2007.

“It is truly an honor to have Brian P. Campbell join the panel of board members for TriMas Corporation,” commented Grant Beard, President and Chief Executive Officer of TriMas Corporation. “We are very pleased to have Brian as part of our board, as he brings valuable business expertise and industry knowledge developed during his successful career of leadership within diversified industrial companies.”

Brian P. Campbell is currently the President and Chief Executive Officer of Campbell Industries, Inc., a private investment company based in Ann Arbor, Michigan. Campbell was the former Chairman of the Board, President and Chief Executive Officer of Kaydon Corporation, a diversified industrial company, prior to his retirement in April 2007. From May 1986 to January 1998, Campbell was founder and President of TriMas Corporation and held the position of President and co-Chief Operating Officer of MascoTech, Inc. from January 1998 to September 1998. Campbell earned a BSC in Finance and MS in Taxation from DePaul University and an MBA in Finance from Northwestern University.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments:  Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas has about 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

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